Exhibit 99.1

FOR IMMEDIATE RELEASE

William VanArsdale Elected to NCI Building System’s Board of Directors

HOUSTON, April 10, 2017 — NCI Building Systems, Inc. (NYSE: NCS) announced today the election of William “Bill” VanArsdale as an independent and Class I director of the Company. NCI’s board now consists of 11 members, seven of whom are independent directors.

“We are very pleased that Bill has agreed to join our board,” said Norman C. Chambers, NCI’s Chairman and CEO. “With Bill’s experiences at Eaton with profit and loss responsibility, manufacturing and direct sales, as well as his marketing experience from Rockwell Automation, he brings valuable leadership experience, business acumen and financial capabilities to our Board.”

Mr. VanArsdale recently retired from Eaton Corporation, a global diversified power management company, where he spent 27 years over the course of his career. Most recently, he served as President of the Eaton Corporation Group from 2004 to 2015. In this role, he was responsible for the company’s Hydraulics, Filtration and Golf Grip Group, a leading manufacturer of systems and components for mobile, industrial and retail applications. As a Group President, he also served on Eaton Chairman’s Senior Leadership Council, comprised of key executives tasked with guiding the corporation toward achieving its growth and profit goals. Prior to this role at Eaton, he served as President of the Electrical Components Operation (2001 to 2004), as well as the Operations Vice President for Electrical Global Sales and Service (1999 to 2001). Prior to his time at Eaton, Mr. VanArsdale spent twelve years at Rockwell Automation in roles of increasing responsibility including the Vice President Marketing for the Control and Information Group (1994 to 1999), as well as Director of Marketing in the Sensing Products business (1987 to1994). Prior to that role, Mr. VanArsdale was employed by Siemens Energy & Automation serving as the National Distribution Sales & Marketing Manager (1984 to 1987).

Mr. VanArsdale currently serves on the board of directors of Atkore International Group, Inc., as well as the company’s Compensation and the Nominating and Governance committees. He graduated from Villanova University with a bachelor’s degree in Electrical Engineering, and has completed the Wharton Finance Executive Immersion program, the Harvard Strategic Planning Executive Immersion Program, the Rockwell Automation Leadership Program and the Eaton Corporation Leadership Program.

About NCI Building Systems
NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.

Contact
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785